Exhibit 99.1

View Announces Earnings Date for Tuesday, May 31st, 2022

MILPITAS, Calif. – May 23, 2022 – View, Inc. (Nasdaq: VIEW) (“View” or the “Company”), the leader in smart building technologies, today announced that the Company plans to report 2021 financial results and prior periods after the market close on Tuesday, May 31st, 2022.

View will host a conference call to discuss its results at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time the same day. The live webcast of the call can be accessed at the View Investor Relations website at https://investors.view.com, along with the Company’s earnings press release.

The U.S. dial-in for the call is 1-877-524-8416 (1-412-902-1028 for non-U.S. callers). Callers should ask to join the View, Inc. call. A replay of the conference call will be available for 1 week after the call, while an archived version of the webcast will be available on the View Investor Relations website for 90 days. The U.S. dial-in for the conference call replay is 1-877-660-6853 (1-201-612-7415 for non-U.S. callers). The replay access code is 13730246.

Forward-Looking Statements

This press release and certain materials View files with the U.S. Securities and Exchange Commission (the “SEC”), as well as information included in oral statements or other written statements made or to be made by View, other than statements of historical fact, contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are based on current expectations, estimates, assumptions, projections, and management’s beliefs, that are subject to change. There can be no assurance that these forward-looking statements will be achieved; these statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, many of which are beyond View’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. View’s business is subject to a number of risks which are described more fully in View’s definitive proxy statement filed with the SEC on February 16, 2021, as supplemented on February 23, 2021, which is incorporated by reference into its Current Report on Form 8-K filed on March 12, 2021. View undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

About View

View is the leader in smart building technologies that transform buildings to improve human health and experience, reduce energy consumption and carbon emissions, and generate additional revenue for building owners. View Smart Windows use artificial intelligence to automatically adjust in response to the sun, eliminating the need for blinds and increasing access to natural light. Every View installation includes a cloud-connected smart building platform that can easily be extended to reimagine the occupant experience. View is installed into approximately 40 million square feet of buildings including offices, hospitals, airports, educational facilities, hotels, and multi-family residences. For more information, please visit: www.view.com.

For further information:

Investors:

Samuel Meehan

View, Inc.

IR@View.com

408-493-1358